POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned (the “Filer”) hereby authorizes and designates Scott Lesmes, Brandon Parris, and Charmaine Perdon of Morrison & Foerster LLP, and Jason Gould, Uri Clinton, and Katie True-Awtry of Boyd Gaming Corporation, acting individually, as the Filer’s true and lawful attorney-in-fact to serve as the Filer’s EDGAR account administrator to manage the Filer’s EDGAR account, and to take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the Filer pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion. Such actions include the preparation of, and execution for and submission of on behalf of the undersigned, a FORM ID and any other forms necessary on the Filer’s behalf enabling the Filer to make electronic filings with the SEC.

The undersigned hereby grants, on behalf of the Filer, to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of February 20, 2026.

By:	/s/ Howard W. Shaw III

Howard W. Shaw III